Exhibit 99.1

DPAC Technologies Reports Financial Results for Third Quarter 2010

HUDSON, Ohio--(BUSINESS WIRE)--November 15, 2010--DPAC Technologies Corp. (OTCBB: DPAC), a leader in device networking and connectivity solutions, today reported results for its third quarter ended September 30, 2010.

Third Quarter Operating Results

The Company reported revenue of $1.88 million for the third quarter of 2010 compared with $1.43 million for the third quarter of 2009 and $1.98 million for the second quarter of 2010, and which represented an increase of $452,000, or 32%, over the prior year period.

  Revenue related to the Company’s Device Connectivity products increased by $238,000, or 30%, from the prior year third quarter.
  Revenue from the Company’s Device Networking products, including the Airborne 802.11 product line, increased by $214,000, or 34%, from the prior year third quarter.

Gross margin percentage for the third quarter was 40.4% compared to 39.0% for the same period of 2009. Total operating expenses incurred in the third quarter of 2010 of $760,000 decreased by $5,000 from the prior year period.

The Company reported a loss from operations of $1,300 as compared to an operating loss of $208,000 for the third quarter of 2009 and an operating profit of $32,000 for the second quarter of 2010. The Company reported a net loss of $219,000 as compared to a net loss of $384,000 for the prior year’s third quarter and a net loss of $93,000 for the second quarter of 2010.

Results for the Nine Months Ended September 30, 2010

For the nine months ended September 30, 2010, the Company reported revenue of $5.63 million compared with revenue of $5.14 million for the nine months ended September 30, 2009, an increase of 10%.

  Revenue related to the Company’s Device Connectivity products for the first nine months decreased by $126,000, or 4% from the comparable prior year period.
  Revenue from the Company’s Device Networking products, including the Airborne 802.11 product line, increased by $622,000, or 31% from the comparable prior year period.

Gross margin percentage for the nine months ended September 30, 2010 increased to 43.5% from 40.8% for the same period of 2009. Total operating expenses for the nine months ended September 30, 2010 of $2.36 million decrease by $257,000, or 10%, from the nine months ended September 30, 2009. The Company reported income from operations for the nine months ended September 30, 2010 of $87,000 as compared to an operating loss of $524,000 for the comparable prior year period. The Company reported a net loss of $408,000 as compared to a net loss of $985,000 for the nine months ended September 30, 2009.

Comments

Chief Executive Officer and President Steve Runkel commented, “Our third quarter results demonstrate a continued strengthening in our business. Revenue for the quarter increased over 30% compared to the same period last year. We are particularly pleased to see growth in excess of 30% in both the Device Connectivity and the Device Networking product lines. During the quarter we made substantial progress in resolving several of the supply chain challenges that have impacted the timing of our revenue throughout the year. We expect to see continued progress in this area in Q4.”

Mr. Runkel continued, “We are also pleased to have announced the latest generation of our flagship industrial embedded 802.11 modules during the quarter. The new Airborne WLNG-DP550 series of modules integrates significantly advanced radio performance with our advanced security and device integration functionality to provide the leading Wi-Fi solution for truly industrial applications. An important feature of the WLNG-DP550 series is the backward compatibility with all previous generations allowing our customers to implement advanced functionality without modification to their current product designs.”

About DPAC Technologies

DPAC Technologies provides embedded wireless networking products for machine-to-machine communication applications. DPAC’s Airborne™ and AirborneDirect™ wireless products are used by major OEMs in the transportation, instrumentation and industrial control, homeland security, medical diagnostics and logistics markets to provide remote data collection and control. DPAC Technologies is based in Hudson, OH. The Company’s web site address is www.dpactech.com. Information concerning DPAC is filed by DPAC with the SEC and is available on the SEC website, www.sec.gov.

About Quatech

Quatech, Inc., a wholly-owned subsidiary of DPAC, delivers high performance device networking & connectivity solutions to help companies improve their bottom line performance. Quatech enables reliable machine-to-machine (M2M) communications via secure 802.11 wireless or traditional wired networks with industrial grade (hardened) embedded radios, modules, boards and external device servers and bridges. For local and mobile connections, Quatech serial adapters provide secure connectivity and port expansion via any interface option. Satisfied customers rely on our unique combination of performance and support to improve bottom line performance through real-time remote monitoring & control, streamlined systems and lower total cost of ownership (TCO). Quatech markets its products through a global network of distributors, resellers, systems integrators and original equipment manufacturers (OEMs). Founded in 1983, Quatech is headquartered in Hudson, Ohio, and merged with DPAC Technologies, Inc. in February 2006. www.quatech.com.

Forward-Looking Statements

This press release includes forward-looking statements. You can identify these statements by their forward-looking words such as "may," "will," "expect," "anticipate," "believe," "guidance," "estimate," "intend," "predict," and "continue" or similar words or any connection with any discussion of future events or circumstances or of management's current estimates or beliefs. Forward-looking statements are subject to risks and uncertainties, and therefore results may differ materially from those set forth in those statements. More information about the risks and challenges faced by DPAC Technologies Corp. is contained in the Securities and Exchange Commission filings made by the Company on Form S-4, 10-K, 10-Q and 8-K. DPAC Technologies Corp. specifically disclaims any obligation to update or revise any forward-looking statements whether as a result of new information, future developments or otherwise.

DPAC Technologies Corp. Summary Consolidated Balance Sheet Information (Unaudited) (In 000’s)

	September 30,	December 31,
	2010	2009
CURRENT ASSETS:	(Unaudited)
Cash	$29	$18
Accounts receivable, net	1,159	1,124
Inventories	941	1,077
Prepaid expenses and other current assets	102	74
Total current assets	2,231	2,293

Property, net	662	745
Deferred financing costs	80	102
Goodwill and intangible assets	6,656	7,027
Other assets	16	19
TOTAL	$9,645	$10,186

CURRENT LIABILITIES:
Revolving credit facility	$1,500	$1,425
Current portion of long-term debt	329	230
Accounts payable	1,117	1,514
Liability for put warrants	129	100
Other accrued liabilities	516	367
Total current liabilities	3,591	3,636

Long-term debt, net of current portion	3,165	3,267

Net stockholders' equity	2,889	3,283

TOTAL	$9,645	$10,186

DPAC Technologies Corp.
Condensed Consolidated Statements of Operations
( Unaudited )
(in 000's)

	For the quarter ended:		For the nine months ended:
	September 30,		September 30,
	2010	2009	2010	2009

REVENUE	$1,877	$1,425	$5,631	$5,136

COST OF GOODS SOLD	1,119	869	3,181	3,040

GROSS PROFIT	758	556	2,450	2,096

OPERATING EXPENSES
Sales and marketing	190	182	555	674
Research and development	178	178	561	599
General and administrative	255	260	847	958
Amortization of intangible assets	136	132	400	377
Restructuring costs	-	12	-	12
Total operating expenses	759	764	2,363	2,620

INCOME (LOSS) FROM OPERATIONS	(1)	(208)	87	(524)

OTHER EXPENSES:
Interest expense	153	147	467	432
Fair value adjustment for warrant liability	65	29	28	29
Total other expenses	218	176	495	461

NET LOSS	$(219)	$(384)	$(408)	$(985)

PREFERRED STOCK DIVIDENDS	113	47	338	143

NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(332)	$(431)	$(746)	$(1,128)

NET LOSS PER SHARE:
Net Loss - Basic and diluted	$0.00	$0.00	$0.00	($0.01)

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic and diluted	109,415	105,856	109,415	103,167

An itemized reconciliation between net earnings on a GAAP basis and non-GAAP basis is as follows:

GAAP net loss	$(219)	$(384)	$(408)	$(985)
Amortization of intangibles assets	136	132	400	377
Compensation expense for stock options	10	20	50	100
Non-GAAP net income (loss)	$(73)	$(232)	$42	$(508)

CONTACT:
DPAC Technologies
Steve Vukadinovich, Chief Financial Officer, 330-655-9000
Steve.Vukadinovich@dpactech.com
or
Steve Runkel, Chief Executive Officer, 330-655-9000
Steve.Runkel@Quatech.com